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                                                                    EXHIBIT 99.4


                         COMPENSATION COMMITTEE CHARTER
                                       OF
                        REMINGTON OIL AND GAS CORPORATION

PURPOSE AND RESPONSIBILITIES

The Compensation Committee is a standing committee of the Board of Directors charged with making recommendations to the Board of Directors relating to compensation of the Company's Chief Executive Officer and all other Company officers and other employees, including salaries, benefits, defined benefit plans, defined contribution plans, and stock based plans, and producing an annual report on executive compensation for inclusion in the Company's proxy statement, in accordance with applicable rules and regulations.

ORGANIZATION AND FUNCTIONS

         - Appointment and Term. The Compensation Committee shall be appointed annually by a majority vote of the Board of Directors. The Board of Directors, by majority vote, may remove any member of the Compensation Committee. Except for the prior resignation or removal, each member of the Compensation Committee shall serve on the Compensation Committee until his or her term of office as a director of the Company expires.

         - Composition. The Compensation Committee shall be composed of three Independent Directors.

         - Qualifications. In addition to meeting the director qualifications set forth in the Company's Corporate Governance Guidelines, the members of the Compensation Committee shall demonstrate an understanding of corporate executive compensation, including aspects such as CEO compensation, long-term incentive compensation and employee benefit plans, and an ability to analyze the Company's performance in order to recommend executive compensation. .

         - Independence. All members of the Compensation Committee must be Independent (as defined in the Company's By-Laws).

         - Appointment of Chairperson. The Compensation Committee shall recommend a Chairperson from among its members to the Board of Directors for approval. It is the responsibility of the Chairperson to schedule all meetings of the Compensation Committee and provide the Compensation Committee, other board members, and the Company's Secretary with a written notice and written agenda for all meetings.

         - Meetings. The Compensation Committee shall meet at least once per year or more frequently as circumstances require. The Compensation Committee may ask members of management or others to attend the meetings and provide pertinent information as necessary.

         - Reporting and Minutes. The Compensation Committee shall report to the entire Board of Directors and shall provide all notices and minutes of meetings of the Compensation Committee to the Board of Directors. All notices, agendas, minutes of meetings shall be provided to the Company's management in order for payment of any applicable meeting fees and expenses to be made.

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         -        Access to Management and Consultants. The Compensation
                  Committee shall have unrestricted access to members of management and all information relevant to its responsibilities. The Compensation Committee is authorized and empowered to retain such independent advisors, including counsel that the Nominating Committee may deem necessary in order to carry out its responsibilities. No engagement shall be a valid act of the committee and no compensation for the services of such advisors shall be paid by the Company unless, prior to such engagement, the Company Secretary was advised of the decision to engage the advisor, a preliminary budget for the engagement of the advisor was submitted to the Company Secretary, the identity of the advisor was made known to the Company Secretary so that conflicts could be checked and independence verified, and the Company Secretary was provided an undertaking by the committee chairperson that any and all letters, reports, and studies prepared by the advisor will be made known and made available to the Company's Board of Directors as a whole.

         - Functions regarding CEO Compensation. The Compensation Committee shall review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO's performance in light of these goals and objectives, and recommend the CEO's compensation and incentive level based on this evaluation. In making a recommendation regarding the long-term incentive component of CEO compensation, the Compensation Committee should consider the Company's performance and relative shareholder return, the value of similar incentive rewards to CEOs at comparable companies, and the awards given to the Company's CEO in the past.

         - Functions regarding other Officers and Non-Officers Compensation. The Compensation Committee shall review the compensation of executive officers, other than the CEO, as recommended by the Company's Senior Officer and make appropriate recommendations to the Board of Directors. The Compensation Committee shall review the general compensation guidelines recommended by the Company's Senior Officer for all non-officer employees and make appropriate recommendations to the Board of Directors.

         - Functions regarding Directors Compensation. The Compensation Committee shall review the compensation program for all non-employee directors and propose changes as the members deem advisable. To become effective, any proposed changes must be approved by the affirmative vote of the Board of Directors.

         - Functions regarding Compensation Plans. The Compensation Committee shall make recommendations to the Board of Directors with respect to incentive-compensation plans and equity based plans.

         - Functions regarding Pension Plan. The Compensation Committee shall provide oversight of the Pension Administration Committee of the Company and shall meet at least annually with the Pension Administration Committee regarding the administration of the Company's defined benefit plans.

         - Function regarding Compensation Report. The Compensation Committee shall prepare the report required by the Securities and Exchange Commission for inclusion in the Company's annual proxy statement.

         - Review of Charter. The Compensation Committee shall review its charter on an annual basis and recommend any changes to the Board of Directors for approval.

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         -        Annual Performance Review. The Compensation Committee shall prepare an annual evaluation of the Compensation Committee in accordance with the Company's By-Laws.

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